Exhibit 23.1



                        Consent of Independent Auditors






The Board of Directors
Richfood Holdings, Inc.:


We consent to incorporation by reference in the registration statement on Form S-8 of Richfood Holdings, Inc. of our reports dated June 5, 1995, relating to the consolidated balance sheets of Richfood Holdings, Inc. and subsidiaries as of April 29, 1995 and April 30, 1994, the related consolidated statements of earnings, stockholders equity and cash flows, and the related financial statement schedules, for each of the fiscal years in the three-year period ended April 29, 1995, which reports are included in or incorporated by reference into the Form 10-K of Richfood Holdings, Inc. for the fiscal year ended April 29, 1995, incorporated by reference into the registration statement.



                                                 /s/  KPMG PEAT MARWICK LLP


Richmond, Virginia
October 11, 1995